Exhibit 14

Code of Business Conduct and Ethics

Purpose and Scope

Since its founding, 4-D Neuroimaging (the “Company”) has required that all its employees maintain the highest level of integrity in their dealings on behalf of the Company (i.e., 4-D Neuroimaging and its subsidiaries), in their dealings with the Company, and in everything affecting the Company’s relationships with its banks, with its security holders and with others with whom the Company does business.  The Company believes the high level of integrity with which it conducts its affairs has been a major factor in the Company’s success.

This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by the Company’s employees, officers and directors, including its principal executive officer, its principal financial officer and its principal accounting officer.  Its purpose is to:

a.               Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.              Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

c.               Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

d.              Promote compliance with applicable governmental laws, rules and regulations;

e.               Promote the prompt internal reporting to an appropriate person or committee of violations of this Code;

f.                 Promote accountability for adherence to this Code;

g.              Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

h.              Provide mechanisms to report unethical conduct; and

i.                  Help foster the Company’s longstanding culture of honesty and accountability.

The Company will expect all its employees, officers and directors to comply at all times with the principles in this Code.  Violations of this Code by an employee or officer are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution.

Fair Dealing

a.               Each employee and officer will at all times deal fairly with the Company’s customers, suppliers, competitors and employees.  While we expect our employees to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

b.              No employee or officer is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Compliance with Laws, Rules and Regulations (Including Insider Trading Laws)

a.               Employees, officers and directors are expected to comply at all times with all applicable laws, rules and regulations.

b.              Employees, officers and directors are required to comply with the Company’s Policy Regarding Non-Public Information, and with all other policies applicable to them that are adopted by the Company from time to time.

c.               Employees, officers and directors must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Conflicts of Interest

a.               Definition: A “conflict of interest” occurs when an individual’s private interest is different from the interests of the Company as a whole.  Conflict situations include:

1)              Action or Inaction: When an employee, officer, or director, or a member of his or her family, will benefit personally from something the employee, officer or director does or fails to do that is not in the best interests of the Company,

2)              Objectivity: When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, and

3)              Personal Benefits: When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all the Company’s employees, or at least to all employees in the same area of work or the same geographic area.  Loans to, or guarantees of obligations of, employees, officers or directors by persons with whom the Company does business are of special concern.

4)              Competing Activities: When an employee, officer, or director engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

b.              Specific Situations: The following rules apply to specific situations that involve, or may involve, conflicts of interest:

1)              Transactions with the Company: No employee, officer or director, or member of the immediate family (defined below) of an employee, officer or director, may sell, lease or buy any kind of property, facility, equipment or service directly or indirectly from or to the Company other than on market terms or under policies available to all employees.  Any exceptions to this policy must have written approval of the Management Committee of the Company.

2)              Other Business Activities: No full-time employee will engage in any part-time employment, business consulting arrangements or other business activities which could interfere with the employee’s duties and obligations to the Company without written approval from the Management Committee.

3)              Gifts, etc.: No employee, officer, or director may accept any gift, favor, or personal incentive, including vacations, excursions, etc., of more than one hundred dollars ($100.00) value, or a cash gift of any amount, from a current or prospective vendor, supplier, provider of professional services, contractor or customer.

4)              Transactions with Family Members: Where an immediate family member (parent, parent-in-law, spouse, child, or son or daughter-in-law, or any other adult relative living in the same household) of any employee, officer, or director is involved in a transaction with the Company, all payments, commissions, fees, or other remuneration to such family member, as well as details of the transaction itself, must be disclosed to and approved in advance by the Management Committee.

5)              Exchange of Benefits: No employee, officer, or director may solicit or accept any money, gift, favor, service, or other tangible or intangible benefit or service from any employee of the Company or any subcontractor, vendor or other person with which the Company does business, even if it is otherwise permitted by this Code, in exchange for anything involving the performance of the person’s responsibilities on behalf of the Company, or under circumstances that might impair the employee’s, officer’s or director’s independent judgment as to what is in the best interests of the Company.

c.               Avoidance: Employees, officers and directors must do everything they reasonably can to avoid conflicts of interest or actions or relationships that give the appearance of conflicts of interest.

d.              Reporting: If a situation that creates a conflict of interest or the appearance of a conflict of interest arises, the person involved must promptly report it (1) if the person involved is a director or the principal executive officer of the Company, to the Audit Committee of the Company’s Board of Directors and (2) if the person involved is someone other than a director or the principal executive officer of the Company, to the Management Committee.  If an employee, officer or director becomes aware of a situation that he or she believes involves a conflict of interest by another employee, officer or director, the person who becomes aware of the situation must promptly report it to (a) the Management Committee, or (b) the President of the Company.  Any report of a situation that is made to the President will be passed on to the applicable one of the Management Committee or the Audit Committee of the Company’s Board of Directors.  When there is any question of whether a conflict of interest is present and should be disclosed, all employees, officers and directors should resolve any doubt in favor of full disclosure.

e.               Exceptions: The Company recognizes that the foregoing procedures may not give due respect to the specifics of a particular situation.  In the event a situation arises in which an employee, officer or director believes the foregoing procedures should not be applied, the employee, officer or director should seek the advice, in writing, of the Management Committee.

f.                 Remedial Actions: In any instance in which an employee, officer or director becomes involved in a situation that involves a conflict of interest, or an appearance of one, he or she must work with the applicable one of the Management Committee or the Audit Committee of the Company’s Board to devise an arrangement by which (1) that committee (or its designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the employee, officer or director who has a conflict of interest will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) it is ensured that the employee, officer or director who has a conflict of interest will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.

Corporate Opportunities

a.               No employee, officer or director will:

1)              take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

2)              make it possible for somebody other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the employee, officer, or director becomes aware in the course of his or her activities on behalf of the Company, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

3)              otherwise use corporate property, information, or position for personal gain; or

4)              compete with the Company generally or with regard to specific transactions or opportunities.

b.              Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.

Confidentiality

a.               Employees, officers and directors must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by the Company or its customers as confidential, except when disclosure is authorized by the Company or legally mandated.

b.              Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed.

c.               Employees, officers and directors must comply with all confidentiality policies adopted by the Company from time to time and with confidentiality provisions in agreements to which they or the Company are parties.

Protection and Proper Use of Company Assets

a.               Employees, officers and directors must do all reasonable things in their power to protect the Company’s assets and ensure their efficient use by the Company.

b.              Employees, officers and directors will use the Company’s assets only for the Company’s legitimate business purposes.

Change in or Waiver of the Code

a.               Any waiver of any provision of this Code must be approved:

1)              With regard to any director, the principal executive officer of the Company or a member of the Management Committee, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors who will not be personally affected by the waiver.

2)              With regard to any other employee or officer, by the Management Committee.

b.              No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.

c.               The Company will disclose any change in this Code or any waiver of this Code in a filing with the Securities and Exchange Commission, or in another manner that complies with applicable Securities and Exchange Commission rules, and the Company will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

Compliance

a.               Employees, officers and directors must report promptly any violations of this Code of which they become aware (including any violations of the requirement of compliance with law) to the person to whom conflicts of interest involving the person who violated this Code would be reported as described under “Conflicts of Interest — Reporting.”  In addition, any violation of this Code may be reported to the Chairman of the Audit Committee of Company’s Board.  Failure to report a violation can lead to disciplinary action against the person who failed to report the violation, which may be as severe as the disciplinary action against the person who committed the violation.

b.              The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

c.               Possible violations of this Code may be reported orally or in writing and may be reported anonymously.

d.              The Company will not allow retaliation for reports of possible violations of this Code made in good faith.

Terms used in this Code

a.               Any reference in this Code to the Company or to an employee of the Company is to 4-D Neuroimaging and all its subsidiaries or to an employee employed by 4-D Neuroimaging or any of its subsidiaries.

b.              Any reference in this Code to a director or officer of the Company is to a director or officer of 4-D Neuroimaging.  It does not refer to a person who is an officer of a subsidiary unless the person is regularly involved in setting policy for 4-D Neuroimaging and its subsidiaries, and therefore in fact functions as an officer of 4-D Neuroimaging.  For the purposes of this Code, a person who is employed by the Company and serves as an officer of a subsidiary will be treated as an employee, but not an officer, of the Company.